EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORP. 8700 West Bryn Mawr Ave. Chicago, IL 60631 www.ballyfitness.com Contact: Jon Harris — Tel. (773) 864-6850 Vice President, Media Development & Communications

THE MWW GROUP Public Relations — Tel. (201) 507-9500
Contact: Matt Messinger mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS COMPLETES AMENDMENT OF $225 MILLION CREDIT FACILITY

CHICAGO, December 27, 2002 — Bally Total Fitness Holding Corporation (NYSE: BFT) announced it completed a technical amendment of its senior secured credit facility with the unanimous approval of its lenders. The amendment modifies leverage ratio requirements, provides for the exclusion of certain non-cash charges from the ratio calculations and increases the interest rates on the facility 1/2 of 1%.

About Bally Total Fitness

     Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 430 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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